QuickLinks -- Click here to rapidly navigate through this document

[VINSON&ELKINS LETTERHEAD]

EXHIBIT 5.1

April 18, 2007

Forest Oil Corporation
707 17th Street, Suite 3600
Denver, CO 80202

Ladies and Gentlemen:

        We have acted as counsel to Forest Oil Corporation, a New York corporation ("Forest"), in connection with the issuance and sale by Forest of an aggregate of up to 25,070,407 shares of common stock, par value $0.10 per share, of Forest (the "Common Stock") pursuant to an Agreement and Plan of Merger, dated as of January 7, 2007 (the "Merger Agreement"), by and among Forest, MJCO Corporation, a Delaware corporation, and The Houston Exploration Company, a Delaware corporation ("Houston Exploration").

        This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the "Securities Act").

        In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction of (i) the Company's Registration Statement (the "Registration Statement") on Form S-4 (File No. 333-140532) as filed with the Securities and Exchange Commission (the "Commission") on February 8, 2007, (ii) Amendment No. 1 to the Registration Statement as filed with the Commission on March 21, 2007, (iii) Amendment No. 2 to the Registration Statement to be filed on April 18, 2007, (iv) the Certificate of Incorporation of Forest, (v) the Bylaws of Forest, as currently in effect, and (vi) certain resolutions adopted by the Board of Directors of Forest with respect to the Merger Agreement and the issuance of the shares of Common Stock contemplated thereby. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of Forest and such agreements, certificates of public officials, certificates of officers or other representatives of Forest and others, and such other documents, certificates and records, as we have deemed necessary or appropriate as a basis for the opinion set forth herein.

        In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. In making our examination of executed documents, we have assumed that the parties thereto, other than Forest, its directors and officers, had the power, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts material to the opinions expressed herein that we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of Forest and others and the disclosures made by Forest in the Registration Statement.

        Based upon and subject to the foregoing, we are of the opinion that the shares of Common Stock to be issued by Forest pursuant to the Merger Agreement, when issued in accordance with the terms of the Merger Agreement, will be duly authorized, validly issued, fully paid, and nonassessable.

        The foregoing opinions are limited in all respects to the federal laws of the United States and the laws of the State of New York.

        We hereby consent to the reference to us under the heading "Legal Matters" in the joint proxy statement/prospectus forming a part of the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement, but we do not hereby admit that we are within the class of persons whose consent is required under the provisions of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission issued thereunder.

Very truly yours,
/s/ VINSON & ELKINS L.L.P. VINSON & ELKINS L.L.P.

QuickLinks

  EXHIBIT 5.1